EXHIBIT 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer

For Immediate Release

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Eric Boyriven
(212) 850-5600

MILLER INDUSTRIES REPORTS 2010 FIRST QUARTER RESULTS

CHATTANOOGA, Tennessee, May 4, 2010 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the first quarter ended March 31, 2010.

For the first quarter of 2010, net sales were $72.3 million, an increase of 23.0% compared with $58.8 million for the first quarter of 2009.  Net income in the first quarter of 2010 was $2.0 million, or $0.17 per diluted share, an increase of 119.9% as compared to net income of $913,000, or $0.08 per diluted share, in the prior year period.

Gross profit for the first quarter of 2010 was $9.8 million, or 13.6% of net sales, compared to $8.4 million, or 14.3% of net sales, for the first quarter of 2009.  For the first quarter of 2010, selling, general and administrative expenses were $6.5 million, compared to $6.4 million in the prior year period.

Other income related to foreign currency transactions was a net loss of $42,000 in the first quarter of 2010 compared to a net loss of $55,000 in the first quarter of 2009.

Jeffrey I. Badgley, President and Co-CEO of the Company, stated, “We are pleased with our results for the first quarter of 2010.  Growth in net sales points to signs of improving conditions, particularly in our domestic operations.  Demand, however, continues to be challenged by the economic environment.  While shifts in product mix resulted in a decline of gross margins from the prior year period, our net income for the quarter more than doubled, driven by our leaner cost base and increased  net sales.”

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MILLER INDUSTRIES REPORTS 2010 FIRST QUARTER RESULTS	PAGE 2

Mr. Badgley added, “We continue to operate from an excellent financial position as our cash balance remains a source of strength for the Company.  In March, we utilized a portion of our cash to enhance shareholder value by paying our initial cash dividend under our recently implemented annual cash dividend policy.  Even after paying the dividend, we managed to increase our cash and cash reserves from the December quarter, demonstrating our ability to generate strong cash flow during a weak economic environment.”

Mr. Badgley concluded, “Going forward, we remain cautious in our outlook for the remainder of the year.  Our visibility remains limited as credit markets remain tight across our domestic and European markets.  While we are pleased with the pickup in business activity during the quarter, we are hopeful for even stronger demand for our industry.  Nevertheless, we continue to closely monitor our costs and take the necessary steps to execute our business strategy while maximizing our profitability and financial stability.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, May 5, 2010, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=68362

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through May 12, 2010.  The replay number is (877) 344-7529, Passcode 421744.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

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MILLER INDUSTRIES REPORTS 2010 FIRST QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  They include statements in this release relating to the future economic activity and demand for our products, among others.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  These forward-looking statements are subject to a number of risks and uncertainties, including, among other things, economic and market conditions; the risks related to the general economic health of our customers; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; the success and timing of existing and additional export and government orders; the cyclical nature of our industry; changes in fuel and other transportation costs; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2009, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
			%
	2010	2009	Change
NET SALES	$72,295	$58,756	23.0%

COSTS AND EXPENSES:

COST OF OPERATIONS	62,467	50,353	24.1%

SELLING, GENERAL AND	6,477	6,438	0.6%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	110	325	-66.2%

OTHER EXPENSE	42	55	-23.6%

TOTAL COSTS AND EXPENSES	69,096	57,171	20.9%

INCOME BEFORE INCOME TAXES	3,199	1,585	101.8%

INCOME TAX PROVISION	1,191	672	77.2%

NET INCOME	$2,008	$913	119.9%

BASIC INCOME PER COMMON SHARE	$0.17	$0.08	112.5%

DILUTED INCOME PER COMMON SHARE	$0.17	$0.08	112.5%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,635	11,608	0.2%
DILUTED	12,092	11,644	3.8%